Exhibit 99.07

SoftNet Technology Eliminates Remaining Long Term Debt – CEO Takes Stock
In Exchange For Outstanding Loans And Accrued Interest

CRANFORD, N.J., August 2, 2006 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: A0B7RZ) is pleased to announce that approximately $400,000 plus accrued interest that was due to SoftNet CEO, James M. Farinella, has been converted into 20 million shares of Class A Common.  The Cancellation and Discharge of Loan Agreement was executed Monday July 24, 2006.

SoftNet CEO cites the continued quarter over quarter growth of the Company and the expectation for growth to be sustained into and through fiscal years 2007 and 2008 as his willingness to convert this debt in to equity.  The addition of a stellar management team, as well as a list of potential acquisitions that will respectively build and add fundamental value in the short and long term, was also mentioned as other reasons for the purchase of these shares.

Mr. James M. Farinella, CEO of SoftNet Technology stated, “I am extremely excited to purchase these shares and add to my position in SoftNet.  We are creating an incredible environment for growth, a great corporate structure, an experienced management team and sales force, and now a solid balance sheet.  I am committed to the future of SoftNet and will make further investments in the Company if required to sustain the growth and momentum SoftNet has gone through in the recent months.”

Please visit our website at www.softnettechnology.com for more information or for Investor Relations, please contact the company directly at 866-898-4842 (local 908-204-9911) James M. Farinella, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SoftNet Technology Corp.
James M. Farinella, 866-898-4842 or 908-204-9911
www.softnettechnology.com